Exhibit 10.3

COCA-COLA PLAZA
ATLANTA, GEORGIA
STEPHEN J. JONES		P. O. BOX 1734
SENIOR VICE PRESIDENT		ATLANTA, GA 30301
SYSTEM EVOLUTION
404 676-2805
FAX 404-598-2805

May 23, 2014

Henry W. Flint

President and Chief Operating Officer

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, NC 28211

Re: CCBCC’s Request for Certain Advance Waivers for Ancillary Businesses under the Comprehensive Beverage Agreement

Dear Hank:

In light of the specific facts and circumstances related to its corporate structure, Coca-Cola Bottling Co Consolidated (“CCBCC”) has asked that The Coca-Cola Company (“TCCC”) provide certain advance waivers under the Comprehensive Beverage Agreement, as may be amended from time to time (“CBA”) with respect to CCBCC’s acquisition or development of certain lines of business involving beverage activity that would otherwise be prohibited under the CBA. Defined terms used in this Letter Agreement have the meaning specified in the CBA, unless otherwise noted.

We have agreed that the provision or sale of Beverages, Beverage Components and other beverage products not authorized or permitted by the CBA will be permitted if provided or sold solely for internal consumption by employees and guests of CCBCC and its Affiliates. Generally, CCBCC and its Affiliates would intend and anticipate that Covered Beverages would be offered in every beverage category in which TCCC participates.

In connection with the territory expansion contemplated for CCBCC by that certain Letter of Intent dated April 15, 2013 between CCBCC and TCCC (the “LOI”), and as a condition to the prior consent of TCCC to the potential acquisition or development of certain lines of business identified in Section 2 of this Letter Agreement, CCBCC hereby agrees to a “Focus Period.” The Focus Period will begin upon execution of the CBA for Johnson City, TN and Morristown TN territories, and will continue until January 1, 2017. If, however, TCCC or CCBCC provides written notice to the other (a) that it is terminating discussions regarding the

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territory and asset transactions identified on Attachment A (as amended from time to time by agreement of the parties) to this Letter Agreement (the “Contemplated Transactions”), or (b) if all of the Contemplated Transactions are consummated, that it does not intend to pursue any other transactions that would result in additional territory expansion by CCBCC, the Focus Period will expire on the date of such notice, and this Letter Agreement will apply only to the CBA(s) governing territory granted to CCBCC in connection with any of the Contemplated Transactions that were consummated prior to such date.

1. During the Focus Period, CCBCC and its Affiliates will not acquire or develop any line of business without TCCC prior written consent, which consent will not be unreasonably withheld. However, during the Focus Period, CCBCC or any of its Affiliates may continue to:

A.	develop the lines of business listed on Attachment B to this Letter Agreement (the “Existing Lines of Business”) and, upon advance written notice to TCCC, may acquire a “bolt on” (i.e., acquisition of a business in the same line of business) to any Existing Line of Business, so long as, (i) in the case of any business other than Red Classic Services LLC, any such development or acquisition refrains from using any delivery vehicles, cases, cartons, coolers, vending machines or other equipment bearing TCCC’s Trademarks and assigning personnel or management whose primary duties relate to delivery or sales of Covered Beverages or Related Products in the Territory (other than executive officers of CCBCC), and (ii) in the case of Red Classic Services LLC, CCBCC and its Affiliates comply with the conditions set forth in Attachment B; and

B.	to the extent not prohibited under CCBCC’s Master Bottle Contract and other preexisting contracts with TCCC and its Affiliates, provide, outside of the Territory (as defined in the CBA), contract manufacturing services for Beverages, Beverage Products and other beverage products that may be distributed, sold, marketed, dealt in or otherwise used or handled by third parties.

2. After the expiration of the Focus Period,

A.	Consent of TCCC (which consent will not be unreasonably withheld) will only be required for acquisition or development by CCBCC or its Affiliates in the Territory of:

i.	any grocery, quick service restaurant, or convenience and petroleum store business engaged in the sale of Beverages, Beverage Components and other beverage products not otherwise authorized or permitted by the CBA (“Prohibited Beverages”); or

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ii.	any other line of business engaged in the preparation, distribution, sale, dealing in or otherwise using or handling (collectively, “Beverage Activities”) of Prohibited Beverages in which all Beverage Activities constitute in the aggregate more than ten percent (10%) of the net sales of such ancillary business provided such consent will not be required for any bolt on acquisition or development by Red Classic Services LLC provided the conditions set forth in Attachment B to this Letter Agreement will continue to apply to any such acquisition or development.

B.	In all other cases, CCBCC or its Affiliates may develop or acquire any line of business in the Territory without prior consent of TCCC, so long as CCBCC and its Affiliates refrain from using any delivery vehicles, cases, cartons, coolers, vending machines or other equipment bearing TCCC’s Trademarks and assigning personnel or management whose primary duties relate to delivery or sales of Covered Beverages or Related Products in the Territory (other than executive officers of CCBCC) with respect to such line of business in the Territory and provide TCCC with at least 30 days prior written notice of the proposed line of business. If requested by TCCC within five business days of TCCC’s receipt of such notice, the two most senior executive officers of CCBCC will discuss the proposed line of business with representatives of TCCC.

As used herein “CBA” means the Comprehensive Beverage Agreement being entered into on the date hereof in connection with the Johnson City, TN and Morristown, TN territories and, except as otherwise provided in the third paragraph of this Letter Agreement, any other Comprehensive Beverage Agreement, or similar agreement, entered into between the parties or their affiliates for other territories subsequent to the date of this Letter Agreement, as any of such agreements may be amended or restated from time to time. This Letter Agreement will apply to each CBA or amended CBA entered into by CCBCC, including those entered into after the date of this Letter Agreement.

Except as expressly set forth in this Letter Agreement, as applied solely to CCBCC, TCCC expressly reserves and does not waive hereunder any and all rights under the CBA or any other agreement. TCCC and CCBCC agree that the contents of this Letter Agreement are confidential and that none of the parties may discuss or disclose any of the provisions herein without the express written permission of the other parties, except (i) as required under applicable securities laws, legal process or other laws, (ii) that each party may disclose the contents of this Letter Agreement to those of its directors, officers, employees, lenders, potential financing sources and representatives of its legal, accounting and financial advisors (the persons to whom such disclosure is permissible being collectively referred to herein as “Representatives”) who have a need to know such information as long as such Representatives are informed of the confidential and proprietary nature of the information. The parties agree that the merger, integration and similar provisions in each CBA stating that such CBA encompasses all agreements between the parties and supersedes all prior agreements will not have any effect on the validity and continuance of the provisions of this Letter Agreement, and TCCC and CCBCC agree never to assert that this Letter Agreement has been superseded by a merger, integration or similar provision of any CBA unless the parties specifically state in such CBA that they intend to modify or supersede this Letter Agreement by making specific reference to this Letter Agreement.

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Sincerely,

/s/ Stephen Jones
Stephen Jones
Senior Vice President
System Evolution
Coca-Cola North America

Accepted and Agreed to:

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Henry W. Flint
Henry W. Flint
President and Chief Operating Officer
Coca-Cola Bottling Co. Consolidated

Signature Page to Letter Agreement Regarding CCBCC’s for Certain Advance Waivers

for Ancillary Businesses under the Comprehensive Beverage Agreement

Attachment A

Contemplated Transactions

1. Johnson City/Morristown

2. Cookeville/Pikeville/Paducah

3. Knoxville/Cleveland

4. Louisville/Lexington/Evansville

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Attachment B

Existing Lines of Business

1.	BYB Brands, Inc.

2.	Red Classic Services LLC — An over-the-road transportation and freight brokerage business, as described and conditioned in Schedule 14A Part 2 of the CBA for Johnson City, TN and Morristown, TN, executed at the same time as this Letter Agreement, which description and conditions may be amended by agreement of the parties in future CBAs.

3.	Swift Water Logistics, Inc. — A broad array of logistical supply chain products and services. This business includes (i) assessing supply chain systems, (ii) advising regarding potential solutions, (iii) developing, manufacturing, integrating and implementing processes, tools and solutions across the supply chain, and (iv) providing supply chain and operational services, including supply chain management, project management, network strategy planning, territory planning and dispatch management, warehouse management and delivery and merchandising.

4.	Data Ventures Inc.—Develops and provides analytics product suites, analytics services and consulting services for a wide variety of industries. These product suites and services include data warehousing and access solutions, shopper segmentation/clustering analytics, out of stock/shelf analytics, shopper behavior analytics, pricing and promotion analytics and product assortment analytics.

5.	Equipment Reutilization Solutions LLC—Provides manufacturing and maintenance services for heating, ventilation and air conditioning systems, including equipment employing refrigeration systems. These services include manufacturing, installation, periodic maintenance service, and repair of mechanical and fluid systems employed in the beverage business, such as fountain dispenser equipment, vending equipment, and fast lane/cold carton merchandizing equipment used in the beverage and other businesses.

6.	Third-party logistics services (“3PL Services”) and fourth-party logistics services (“4PL Services”). 3PL Services include the performance of outsourced logistics activities, such as warehousing, inventory management, pick and pack services, and other value added services including those that have been performed traditionally within an organization itself. 4PL Services include acting as an integrator that assembles the resources, capabilities and technology to design and build, execute and manage comprehensive supply chain solutions.

7.	Management services and shared services to third parties such as cooperatives, joint ventures and other entities engaged in bottling, beverage and/or other businesses that produce or distribute beverage products under license from TCCC.

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